Exhibit 99.1

[ONEOK LOGO]	News

July 31, 2003	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

ONEOK reports second quarter earnings

Tulsa, Okla.— ONEOK, Inc., (NYSE:OKE) today announced net income of $22.5 million, or 23 cents per diluted share of common stock for the second quarter 2003.

David Kyle, chairman, president and chief executive officer of ONEOK, said, “I am pleased with the strong earnings for the quarter and the continued growth and performance of our business segments.”

Second quarter 2003 results included:

•	Operating income of $62 million, compared with $79.3 million for the same quarter a year ago. Included in operating income for 2003 is only $13.3 million for mark-to-market earnings.

•	Lower earnings in 2003 compared with the previous year’s quarter because of an accounting change effective January 1, 2003. The change affects the way ONEOK’s marketing and trading segment accounts for certain energy contracts. The required change was from mark-to-market to accrual accounting. Under the accrual method, earnings from storage and transportation contracts are recorded when the transactions settle.

•	Total net income of $22.5 million, or 23 cents per diluted share, compared with $35.4 million, or 29 cents per diluted share, for the same quarter a year ago.

The following table shows the components of net income. All numbers are net of tax:

	Three Months Ended June 30,
	2003	2002
	(Millions of Dollars)
Income from continuing operations	$22.5	$32.3
Operations of discontinued component	—	3.1

Net income	$22.5	$35.4

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

Fiscal year to date 2003 results included:

•	Increased operating income for most ONEOK business units, with significant gains in the gathering and processing and marketing and trading segments.

•	Operating income of $294.4 million, compared with $220.8 million for the same period one year ago. Included in operating income for 2003 is only $25.2 million for mark-to-market earnings.

•	Income from continuing operations of $148.2 million or $1.43 per diluted share, compared with $104 million or 86 cents per diluted share for the same period a year ago.

•	Total net income of $45 million, or 51 cents per diluted share, compared with $108 million, or 89 cents per diluted share, for the same period last year.

The following table shows the components of net income. All numbers are net of tax:

	Six Months Ended June 30,
	2003	2002
	(Millions of Dollars)
Income from continuing operations	$148.2	$104.0
Operations of discontinued component	2.3	4.0
Gain on sale of producing properties	38.4	—
Cumulative effect of rescission of EITF 98-10	(141.8)	—
Cumulative effect of adoption of FAS 143	(2.1)	—

Net income	$45.0	$108.0

ONEOK business outlook:

•	On July 11, 2003, the Kansas Corporation Commission staff filed pre-trial testimony and exhibits recommending the Kansas distribution company receive additional revenue in the amount of $28.7 million, compared with the $76 million increase requested by Kansas Gas Service Company in January. Intervenors in the case have recommended revenue ranging from $31 million to $59 million. Rebuttal testimony is to be filed August 4, 2003.

•	Marketing and trading added five billion cubic feet of leased storage capacity bringing its total leased capacity to 75 billion cubic feet.

•	Gathering and processing continues its efforts to mitigate processing margin volatility through contract restructuring and improved operations.

•	ONEOK has taken advantage of interest rate swaps, which changed its fixed-rate debt to a floating rate, thus reducing interest expense. At June 30, 2003, $550 million of fixed rate long-term debt at an average rate of 7.02% has been swapped to a floating rate of LIBOR plus 85 basis points.

•	At June 30, production had hedged 60 percent of its anticipated natural gas production for the remainder of 2003 at $4.50 per thousand cubic feet at the wellhead, and 25 percent of its 2004 production at $5.30 per thousand cubic feet.

•	Finally, ONEOK continues to look for acquisition opportunities primarily in the production, transportation and storage, and distribution segments.

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

Second quarter business unit results:

Production

Second quarter operating income increased to $3.2 million from $2.1 million for the same quarter last year because of:

•	Higher natural gas prices.

•	Increased operating costs which offset part of the positive impact of natural gas prices.

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma. Approximately two-thirds of the segment’s reserves were sold in the first quarter of 2003. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Second quarter operating income increased significantly to $15.8 million, compared with $28,000 for the same quarter last year because of:

•	Significant increases in natural gas, natural gas liquids and crude oil prices combined with the benefit of the segment’s ongoing effort of restructuring contracts to mitigate exposure to unfavorable keep whole spreads.

•	The ability to change the operations of the plants in response to changing market conditions.

•	Decreases in operating costs due to the sale of Oklahoma assets and success in collecting outstanding receivables.

The gathering and processing segment is engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has a processing capacity of approximately 2 Bcf/d, of which approximately 0.2 Bcf/d is currently idle. Our gathering and processing segment owns approximately 14,000 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Second quarter operating income increased significantly to $11.3 million, compared with $4.1 million for the same quarter last year because of:

•	Increased storage revenue due to additional available working capacity.

•	Lower litigation costs, bad debt expenses and adjustments related to reconciliation of third party volumes.

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and nonprocessable gas gathering facilities in Oklahoma, Kansas and Texas. The storage facilities have a combined working capacity of 59.6 Bcf, of which 8 Bcf is temporarily idle.

Distribution

Second quarter operating income was $418,000, compared with $18.8 million for the same quarter one year ago because of:

•	Increased bad debt expenses due to higher natural gas prices and increased employee costs partially offset by the addition of margins from the acquisition of the Texas distribution assets.

•	The prior year included income of $14.2 million related to a gas cost settlement with the Oklahoma Corporation Commission.

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve almost 2 million customers.

Marketing and Trading

Second quarter operating income was $30.5 million, compared with $57.6 million for the same quarter a year ago because of:

•	Income from mark-to-market accounting of only $13.3 million.

•	The change in accounting for certain storage and transportation contracts from mark-to-market to accrual accounting eliminated the revenues generated from carrying the natural gas inventories at fair value. Instead, the revenue will generally be recognized when the inventories are actually sold in the first and fourth quarters.

•	A continued focus on its strategy of trading around physical assets and the use of leased storage and transport capacities.

ONEOK Energy Marketing and Trading income is primarily generated from the following revenue sources:

•	Marketing and transportation services.

•	Storage arbitrage.

•	Retail sales to industrial customers.

•	Power/crude/other marketed commodities.

The marketing and trading segment purchases, stores, markets and trades natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

access to all regions of the country, with great flexibility in capturing volatility in the energy markets. The segment also markets and trades oil and power on a smaller scale.

2003 Guidance

The company confirms previous guidance provided. Net income from continuing operations is expected to be $2.03 to $2.08 per diluted share of common stock for 2003. Estimates for the third and fourth quarter earnings per diluted share of common stock are as follows:

	For the Quarter Ended				2003
	03/31/2003	06/30/2003	09/30/2003	12/31/2003	Fiscal Year
Income from continuing operations	$1.20	$0.23	$(0.20)	$0.70	$2.05
Operations of discontinued component	0.02	—	—	—	0.02
Gain on sale of producing properties	0.34	—	—	—	0.34
Cumulative effect of rescission of EITF 98-10	(1.26)	—	—	—	(1.26)
Cumulative effect of adoption of FAS 143	(0.02)	—	—	—	(0.02)

Net Income	$0.28	$0.23	$(0.20)	$0.70	$1.13

Note: Preferred dividends are expected to exceed earnings for the third quarter, resulting in an antidilutive position for earnings per diluted share of common stock. As a result of this antidilution, the quarters will not add to the total earnings per share reported for the year. This antidilution for the third quarter does not affect the resulting earnings per share for the twelve-month period.

At this time, the company still projects 2003 capital expenditures to be about $215 million. The company is seeking an increase in wells proposed for drilling in the production segment and somewhat higher requirements in the distribution segment coming from the Texas operation that may change that number as the year progresses.

Cash flow is anticipated to exceed capital expenditures and projected dividends of $71 million by $130 to $150 million.

Earnings Conference Call

The ONEOK second quarter conference call will be held at 10 a.m. Eastern time (9 a.m. Central time) on August 1, 2003. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-866-482-6973, pass code 3710395.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###

Some of the statements contained and incorporated in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to the anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of operations and other statements contained or incorporated in this release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect the Company’s operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in the Company’s credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of the Company’s business;

•	further deregulation, or “unbundling” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by the Company;

•	risks of marketing, trading, and hedging activities as a result of changes in energy prices or the financial condition of the Company’s trading partners;

•	economic climate and growth in the geographic areas in which the Company does business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity, and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including, with respect to accounting policies, income taxes, environmental compliance, authorized rates, or recovery of gas costs;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which the Company has no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including the Company’s ability to finance or to integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions;

•	the results of administrative proceedings and litigation involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body;

•	the Company’s ability to access capital and competitive rates on terms acceptable to the Company;

•	actions taken by Westar or its affiliates with respect to its investment in ONEOK, including, without limitation, the effect of a sale of the Company’s shares of common stock and preferred stock beneficially owned by Westar;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased costs for insurance premiums, security or other items as a consequence of the September 11, 2001, or possible future terrorists attacks or war; and

•	the other factors listed in the reports the Company has filed and may file from time to time with the SEC.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
(Unaudited)	(Thousands of Dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$429,449	$367,281	$1,372,293	$916,073
Energy trading revenues, net	37,090	66,070	172,761	137,785
Cost of sales	234,103	194,714	909,666	520,785

Net Revenues	232,436	238,637	635,388	533,073

Operating Expenses
Operations and maintenance	114,120	106,139	226,563	210,701
Depreciation, depletion, and amortization	39,709	38,705	80,136	72,805
General taxes	16,598	14,502	34,243	28,811

Total Operating Expenses	170,427	159,346	340,942	312,317

Operating Income	62,009	79,291	294,446	220,756

Other income	1,870	9,025	4,070	9,624
Other expense	824	3,894	2,283	5,213
Interest expense	24,969	27,853	53,546	54,035
Income taxes	15,538	24,251	94,532	67,121

Income from continuing operations	22,548	32,318	148,155	104,011
Discontinued operations, net of taxes
Income from operations of discontinued component	—	3,065	2,342	3,970
Gain on sale of discontinued component	—	—	38,369	—
Cumulative effect of a change in accounting principle, net of tax	—	—	(143,885)	—

Net Income	$22,548	$35,383	$44,981	$107,981

Preferred stock dividends	5,045	9,275	20,211	18,550

Income Available for Common Stock	$17,503	$26,108	$24,770	$89,431

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.24	$0.27	$1.66	$0.87
Earnings per share from discontinued operations	$—	$0.02	$0.02	$0.03
Earnings per share from gain on sale of discontinued component	$—	$—	$0.34	$—
Earnings per share from cumulative effect of a change in accounting principle	$—	$—	($1.28)	$—

Net earnings per share, basic	$0.24	$0.29	$0.74	$0.90

Diluted:
Earnings per share from continuing operations	$0.23	$0.27	$1.43	$0.86
Earnings per share from discontinued operations	$—	$0.02	$0.02	$0.03
Earnings per share from gain on sale of discontinued component	$—	$—	$0.34	$—
Earnings per share from cumulative effect of a change in accounting principle	$—	$—	($1.28)	$—

Net earnings per share, diluted	$0.23	$0.29	$0.51	$0.89

Average Shares of Common Stock (Thousands)
Basic	74,412	99,877	79,048	99,808
Diluted	97,025	100,707	97,772	100,488

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002
(Unaudited)	(Thousands of Dollars)
Assets
Current Assets
Cash and cash equivalents	$157,993	$73,522
Trade accounts and notes receivable, net	666,218	773,017
Materials and supplies	19,048	16,949
Gas in storage	331,734	58,544
Unrecovered purchased gas costs	8,912	3,576
Assets from price risk management activities	248,600	655,974
Other current assets	24,975	44,790
Assets of discontinued component	—	276

Total Current Assets	1,457,480	1,626,648

Property, Plant and Equipment
Production	152,359	144,174
Gathering and Processing	1,012,935	993,504
Transportation and Storage	700,414	689,150
Distribution	2,737,325	2,169,382
Marketing and Trading	126,155	124,512
Other	99,517	94,778

Total Property, Plant and Equipment	4,828,705	4,215,500
Accumulated depreciation, depletion, and amortization	1,487,776	1,200,451

Net Property, Plant and Equipment	3,340,929	3,015,049

Deferred Charges and Other Assets
Regulatory assets, net	215,083	217,978
Goodwill	230,729	113,510
Assets from price risk management activities	173,599	351,660
Prepaid Pensions	133,779	125,426
Investments and other	67,076	55,526

Total Deferred Charges and Other Assets	820,266	864,100

Non-current Assets of Discontinued Component	—	225,061

Total Assets	$5,618,675	$5,730,858

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002
(Unaudited)	(Thousands of Dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$6,334	$6,334
Notes payable	—	265,500
Accounts payable	763,486	672,153
Dividends payable	17,781	—
Accrued taxes	108,219	41,922
Accrued interest	33,626	29,202
Customers’ deposits	31,634	21,096
Liabilities from price risk management activities	221,374	427,599
Deferred income taxes	30,155	130,328
Other	151,164	125,129
Liabilities of discontinued component	—	1,445

Total Current Liabilities	1,363,773	1,720,708

Long-term Debt, excluding current maturities	1,913,421	1,511,118
Deferred Credits and Other Liabilities
Deferred income taxes	498,461	475,163
Liabilities from price risk management activities	137,548	300,085
Lease obligation	107,286	109,051
Other deferred credits	363,589	208,106

Total Deferred Credits and Other Liabilities	1,106,884	1,092,405

Non-current Liabilities of Discontinued Component	—	41,015

Total Liabilities	4,384,078	4,365,246

Commitments and Contingencies
Shareholders’ Equity
Convertible preferred stock, $0.01 par value:
Series A authorized 20,000,000 shares; issued and outstanding 19,946,448 shares at December 31, 2002	—	199
Series D authorized, issued and outstanding 21,825,386 shares at June 30, 2003	218	—
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 95,315,952 shares and outstanding 74,920,913 shares at June 30, 2003; issued 63,438,441 shares and outstanding 60,761,064 shares at December 31, 2002	953	634
Paid in capital	1,125,022	903,918
Unearned compensation	(4,811)	(2,716)
Accumulated other comprehensive loss	(968)	(5,546)
Retained earnings	447,043	507,836
Treasury stock at cost: 20,395,039 shares at June 30, 2003; and 2,677,377 shares at December 31, 2002	(332,860)	(38,713)

Total Shareholders’ Equity	1,234,597	1,365,612

Total Liabilities and Shareholders’ Equity	$5,618,675	$5,730,858

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2003	2002
(Unaudited)	(Thousands of Dollars)
Operating Activities
Income from continuing operations	$148,155	$104,011
Depreciation, depletion, and amortization	80,136	72,805
Gain on sale of assets	—	(813)
Gain on sale of equity investments	—	(7,622)
(Income) loss from equity investments	(762)	553
Deferred income taxes	67,999	106,039
Stock-based compensation expense	2,095	1,058
Allowance for doubtful accounts	8,573	4,344
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	152,724	111,699
Inventories	(259,848)	27,798
Unrecovered purchased gas costs	(5,336)	59,210
Deposits	—	41,781
Accounts payable and accrued liabilities	47,978	75,576
Price risk management assets and liabilities	8,272	(65,507)
Other assets and liabilities	45,333	91,068

Cash Provided by Continuing Operations	295,319	622,000
Cash Provided by Discontinued Operations	8,285	21,292

Cash Provided by Operating Activities	303,604	643,292

Investing Activities
Changes in other investments, net	708	1,869
Acquisitions	(432,954)	(3,489)
Capital expenditures	(84,441)	(121,139)
Proceeds from sale of property	—	1,400
Proceeds from sale of equity investment	—	57,461

Cash Used in Investing Activities of Continuing Operations	(516,687)	(63,898)
Cash Provided by (Used in) Investing Activities of Discontinued Operations	280,669	(12,733)

Cash Used in Investing Activities	(236,018)	(76,631)

Financing Activities
Payments of notes payable, net	(265,500)	(248,000)
Change in bank overdraft	11,830	(28,757)
Issuance of debt	402,500	—
Payment of debt issuance costs	(2,564)	—
Payment of debt	(15,667)	(241,040)
Purchase of Series A Convertible Preferred Stock	(300,000)	—
Issuance of common stock	218,521	—
Issuance of treasury stock, net	2,445	3,798
Dividends paid	(34,680)	(37,113)

Cash (Used In) Provided by Financing Activities	16,885	(551,112)

Change in Cash and Cash Equivalents	84,471	15,549
Cash and Cash Equivalents at Beginning of Period	73,522	28,229

Cash and Cash Equivalents at End of Period	$157,993	$43,778

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Millions of Dollars)
Production
Net Revenues	$9.7	$8.1	$22.4	$14.6
Depreciation, depletion, and amortization	2.6	$3.2	$6.0	$6.3
Operating Income	$3.2	$2.1	$8.9	$3.8
Proved reserves
Gas (MMcf)	—	—	60,323	53,957
Oil (MBbls)	—	—	2,188	2,286
Production
Gas (MMcf)	1,741	1,791	3,573	3,464
Oil (MBbls)	58	56	135	121
Average realized price
Gas ($/Mcf)	$4.75	$3.51	$4.99	$3.36
Oil ($/Bbls)	$25.14	$29.16	$28.10	$22.80
Capital expenditures	$3.8	$4.9	$6.7	$10.2

Gathering and Processing
Net revenues	$52.3	$44.6	$98.7	$85.9
Depreciation, depletion, and amortization	$7.3	$8.6	$14.5	$16.6
Operating Income	$15.8	$—	$23.6	$1.3
Total gas gathered (MMMBtu/d)	1,157	1,227	1,189	1,220
Total gas processed (MMMBtu/d)	1,224	1,464	1,223	1,411
Natural gas liquids sales (MBbls/d)	99	90	114	89
Natural gas liquids produced (MBbls/d)	58	75	56	70
Gas sales (MMMBtu/d)	333	337	338	341
Capital expenditures	$5.5	$14.0	$8.0	$24.8

Transportation and Storage (a)
Net Revenues	$27.0	$23.3	$57.2	$56.1
Depreciation, depletion, and amortization	$4.2	$5.2	$8.3	$9.4
Operating Income	$11.3	$4.1	$26.5	$20.5
Volumes transported (MMcf)	95,138	99,435	240,118	233,122
Capital expenditures	$3.8	$7.6	$4.8	$22.1

Distribution (a)
Net Revenues	$103.0	$95.4	$278.3	$237.3
Depreciation, depletion, and amortization	$23.7	$19.9	$47.6	$37.1
Operating Income	$0.4	$18.8	$75.4	$78.8
Average number of customers	1,987,892	1,440,844	1,999,834	1,445,677
Capital expenditures	$34.2	$34.6	$59.1	$55.9
Natural gas volumes (MMcf)
Gas Sales	36,926	29,556	134,211	109,233
Pipeline capacity leases and end-use customer transportation	51,356	36,072	116,046	85,731

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Millions of Dollars)
Marketing

Net Revenues	$39.4	$67.2	$176.9	$139.1
Depreciation, depletion, and amortization	$1.5	$1.5	$2.9	$2.6
Operating Income	$30.5	$57.6	$157.4	$120.2
Natural gas sales volumes (MMcf)	218,210	214,832	534,147	470,621
Power sales volumes (MMwh)	453	336	743	652
Physically settled volumes (MMcf)	472,301	457,170	1,049,736	947,343
Capital expenditures	$0.3	$1.4	$0.4	$1.6

Discontinued Component

Net Revenues	$—	$16.3	$7.7	$29.4
Depreciation, depletion, and amortization	$—	$6.3	$1.9	$12.4
Operating Income	$—	$5.0	$3.8	$6.5
Proved reserves
Gas (MMcf)	—	—	—	184,571
Oil (MBbls)	—	—	—	2,438
Production
Gas (MMcf)	—	4,415	1,472	9,101
Oil (MBbls)	—	58	53	115
Average realized price
Gas ($/Mcf)	$—	$3.18	$4.10	$2.87
Oil ($/Bbls)	$—	$25.48	$32.28	$21.71
Capital expenditures	$—	$6.5	$—	$12.7

(a) Amounts for 2002 have been adjusted to reflect the transfer of certain transmission assets from the Transportation and Storage segment to the Distribution segment effective July 1, 2002.

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ONEOK, Inc.

Second Quarter 2003 Earnings

July 31, 2003

ONEOK, Inc. and Subsidiaries

EARNINGS FORECAST 2003

	2002 Fiscal Year Actual	2003 Fiscal Year Forecast
	(Millions of Dollars)
Operating Income
Production	$10	$15
Gathering and Processing	33	34
Transportation and Storage	53	58
Distribution	95	101
Marketing and Trading	182	230
Other	(2)	3

Operating income	371	441
Other income	(7)	3
Interest	106	105
Income taxes	102	131

Income from continuing operations	156	208
Discontinued operations, net of tax
Income from operations of a discontinued component	11	2
Gain on the sale of a discontinued component	—	38
Changes in accounting principle, net of tax	—	(144)

Net Income	$167	$104

Earnings Per Share of Common Stock—Diluted
Earnings per share from continuing operations	$1.31	$2.05
Earnings per share from discontinued operations	0.09	0.02
Earnings per share from gain on sale of discontinued component	—	0.34
Earnings per share from cumulative effect of a change in accounting principle	—	(1.28)

Total Earnings Per Share	$1.40	$1.13

Capital Expenditures
Continuing operations	$211	$215
Discontinued operations	22	—

Total Capital Expenditures	$233	$215